AMENDMENT TO
                                     BY-LAWS
                                       OF
                           CAPITAL EXCHANGE FUND, INC.

                                November 30, 1995




Pursuant to ARTICLE XIV of the BY-LAWS of Capital Exchange Fund, Inc., (the "Fund") upon vote of the holders of a majority of the outstanding shares of stock of the Fund entitled to vote at a Special Meeting in lieu of the Annual Meeting of Stockholders held on November 30, 1995, the first sentence of Section
1. of ARTICLE II of the BY-LAWS of the Fund was amended to read as follows:

SECTION 1. ANNUAL MEETING. A meeting of the shareholders for the purpose of electing a Board of Directors, and for the transaction of such other business as may properly be brought before the meeting, shall be held annually, on the second Wednesday in April beginning in 1996, unless said day be a legal holiday, in which case the annual meeting shall be held on the next day thereafter not a legal holiday, or on such other date as the Directors shall fix consistent with applicable law.




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